Exhibit 5.1

                            Calfee, Halter & Griswold
                               800 Superior Avenue
                                   Suite 1800
                              Cleveland, Ohio 44114
                                 (216) 622-8200



                                   May 4, 1995


Handex Environmental Recovery, Inc.
500 Campus Drive
Morganville, New Jersey  07751

Gentlemen:

          In connection with the filing by Handex Environmental Recovery, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 with respect to 65,000 shares of Common Stock, $.01 par value, of the Company (the "Stock"), to be sold by the selling stockholder named in the Registration Statement (the "Selling Stockholder"), we have examined the following: (i) the Amended Certificate of Incorporation and Amended By-Laws of the Company, as currently in effect; (ii) the form of Registration Statement on Form S-3 (including Exhibits thereto) filed with the Securities and Exchange Commission; and (iii) the records relating to the organization of the Company and such other documents as we deemed it necessary to examine as a basis for the opinions hereinafter expressed.

          Based upon the foregoing, we are of the opinion that:

       (i) The Company is a corporation organized and validly existing under the laws of the state of Delaware.

      (ii) The shares of the Stock to be sold by the Selling Stockholder, when issued and sold in the manner contemplated by the Registration Statement, will be, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name therein under the caption "Validity of Shares."


                    Respectfully submitted,



                    CALFEE, HALTER & GRISWOLD
370/18746GRB.400